UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2008

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 5.02(e) is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 7, 2008, Biolase Technology, Inc. ("Biolase" or the "Company") entered into a stock option agreement (the "Agreement") with Jake St. Philip, the Company’s Chief Executive Officer. The Agreement relates to an option granted to Mr. St. Philip on January 7, 2008. As disclosed on a Form 8-K filed with the Securities and Exchange Commission on January 7, Mr. St. Philip was granted a nonqualified stock option to purchase 450,000 shares of Biolase common stock at $2.89 per share (the "Option"), which represents the fair market value of the Company’s common stock as of the close of business on January 7, 2008, the grant date. The Option will vest in twelve equal quarterly installments, beginning on March 31, 2008, and will expire ten years from the grant date.

Upon a change in control of the Company, the Option will vest and become exercisable in full except to the extent the Option is assumed by the successor corporation or the Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the change in control on the Option shares for which the Option is not otherwise exercisable and provides for subsequent payout of that spread no later than the time the Option would have vested and become exercisable for those shares. Immediately following the consummation of a change in control, the Option will terminate, except to the extent assumed by the successor corporation or otherwise continued in effect, in which case the Option is to be adjusted by the Company’s board of directors as specified in the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

March 13, 2008	By:	/s/ Jake St. Philip

Name: Jake St. Philip
Title: Chief Executive Officer